ADDENDUM TO MANAGEMENT AGREEMENT


         This Addendum, dated as of September 15, 1997, supplements the Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century Mutual Funds, Inc. ("ACMF") and American Century Investment Management, Inc. ("ACIM").

         IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACMF, and for such management shall receive the Applicable Fee set forth below:

                                                             Applicable
         Name of Series             Name of Class               Fee
         --------------             -------------               ---
         High-Yield Fund            Investor Class             0.90%
                                    Advisor Class              0.65%

         2. ACIM shall manage the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY MUTUAL FUNDS, INC.

/*/Charles A. Etherington                   /*/William M. Lyons
Charles A. Etherington                      William M. Lyons
Assistant Secretary                         Executive Vice President


Attest:                                     AMERICAN CENTURY INVESTMENT
                                               MANAGEMENT, INC.

/*/Charles A. Etherington                   /*/William M. Lyons
Charles A. Etherington                      William M. Lyons
Assistant Secretary                         Executive Vice President